PATRICK INDUSTRIES, INC.
             1800 S. 14TH STREET o P.O. BOX 638 o ELKHART, IN 46515
[PATRICK LOGO]     PHONE: (574) 294-7511 o FAX (574) 522-5213

                                  NEWS RELEASE

APRIL 23, 2004

FOR IMMEDIATE RELEASE

CONTACT:  Andy L. Nemeth


                            PATRICK INDUSTRIES, INC.
                         REPORTS FIRST QUARTER RESULTS

         ELKHART, Indiana - - - - Paul E. Hassler, President and Chief Executive Officer, today announced net sales and operating results for the first quarter of 2004. Net sales decreased $1,573,000, or 2.3%, from $67,285,000 in the first three months of 2003 to $65,712,000 in the same period in 2004. Net losses decreased by $378,000, or 42.1%, from a loss of $900,000, or $.20 per share in the first quarter of 2003, to a loss of $522,000, or $.11 per share in the first quarter of 2004. Mr. Hassler said, "The Company's sales levels continue to be impacted by shipment levels in the Manufactured Housing and Recreational Vehicle Industries, which account for 71% of total sales at March 31, 2004. While we saw some margin improvement from 2003 as a result of our restructuring efforts, we continue to be faced with extremely competitive market pricing that is affecting profitability at these volume levels."

         The Manufactured Housing Industry, which comprises 38% of first quarter 2004 sales, experienced shipment declines of more than 12% through February when compared to 2003, and continue to be at more than 40 year lows. Shipment increases of more than 12% in the Recreational Vehicle Industry, which accounts for 33% of first quarter 2004 sales, partially offset the Manufactured Housing declines as well as the Company gaining market share in the Industrial and other markets.

         Mr. Hassler said, "The Company is proceeding with its strategic planning efforts and increased investment in capital equipment, facilities, and personnel to help establish a stronger foundation for future growth. We recently completed negotiations to increase our line of credit by $5 million to bring our total availability to $15 million, none of which is borrowed on at March 31, 2004. We will continue to evaluate our cost structures at these low sales levels, which are approximately close to break-even, and make adjustments where necessary. We remain focused on providing exceptional customer service, increasing our penetration into the Industrial and other markets, in addition to the Manufactured Housing and Recreational Vehicle markets, and maximizing shareholder value."

         Patrick Industries is a major manufacturer of component products and distributor of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, and Industrial markets and operates coast to coast in thirteen states.

                                     # # #

                           PATRICK INDUSTRIES, INC.
                        UNAUDITED FINANCIAL HIGHLIGHTS

          INCOME STATEMENT
          ----------------
                                                       THREE MONTHS ENDED
                                                            MARCH 31
                                                      2004            2003
                                                      ----            ----

Net sales                                         $ 65,712,000    $ 67,285,000
Cost of goods sold                                  58,119,000      60,214,000
Warehouse and delivery expenses                      3,161,000       3,194,000
Selling, general, and administrative expenses        5,156,000       5,171,000
Interest expense, net                                  138,000         194,000
                                                  ------------    ------------
  Income (loss) before income taxes                   (862,000)     (1,488,000)
Income taxes (credit)                                 (340,000)       (588,000)
                                                  ------------    ------------

     NET INCOME (LOSS)                            $   (522,000)   $   (900,000)
                                                  ============    ============

EARNINGS (LOSS) PER COMMON SHARE                  $       (.11)   $       (.20)
                                                  ============    ============

Weighted average shares outstanding                  4,640,741       4,584,261


       BALANCE SHEET
       -------------
                                                            MARCH 31
                                                      2004            2003
                                                      ----            ----
CURRENT ASSETS
  Cash and cash equivalents                       $  1,337,000    $  1,790,000
  Trade receivables, net                            19,905,000      17,520,000
  Inventories                                       27,634,000      31,906,000
  Income taxes receivable                                - - -       1,053,000
  Prepaid expenses                                     919,000       1,324,000
  Deferred tax assets                                1,954,000       1,981,000
                                                  ------------    ------------
    Total current assets                            51,749,000      55,574,000
                                                  ------------    ------------

PROPERTY AND EQUIPMENT, NET                         33,406,000      31,422,000
                                                  ------------    ------------

INTANGIBLE AND OTHER ASSETS                          3,239,000       2,751,000
                                                  ------------    ------------

      TOTAL ASSETS                                $ 88,394,000    $ 89,747,000
                                                  ============    ============

CURRENT LIABILITIES
  Current maturities of long-term debt            $  3,671,000    $  3,671,000
  Accounts payable and accrued liabilities          15,615,000      14,036,000
                                                  ------------    ------------
    Total current liabilities                       19,286,000      17,707,000
                                                  ------------    ------------

LONG-TERM DEBT, LESS CURRENT MATURITIES              7,771,000      11,443,000
                                                  ------------    ------------

DEFERRED LIABILITIES                                 2,209,000       2,401,000
                                                  ------------    ------------

SHAREHOLDERS' EQUITY                                59,128,000      58,196,000
                                                  ------------    ------------

      TOTAL LIABILITIES & SHAREHOLDERS' EQUITY    $ 88,394,000    $ 89,747,000
                                                  ============    ============